Exhibit 99.1

Wize Pharma Completes Bonus BioGroup Strategic Transaction

Wize acquires $2.5 million worth of Bonus BioGroup through minority ownership stake in Bonus BioGroup

HOD HASHARON, Israel, Feb. 20, 2020 /PRNewswire/ — Wize Pharma, Inc. (OTCQB: WIZP), a clinical-stage biopharmaceutical company focused on the treatment of ophthalmic disorders, today announced it has completed its previously announced strategic transaction with Bonus BioGroup Ltd. (TASE: BONS.TA), a biotechnology company applying proprietary, innovative technology to supply tissue-engineered viable bone grafts. In addition, Wize announced it has completed its previously announced financing transaction for the sale of $7.5 million in Series B Non-Voting Redeemable Preferred Stock of Wize.

As previously announced, Bonus BioGroup issued to Wize new ordinary shares valued at $16.4 million, based on a per share purchase price of $0.15 (NIS 0.50), of which $3.7 million worth of Bonus BioGroup shares will be held in escrow until the timely satisfaction of certain conditions, primarily that Bonus BioGroup lists its ordinary shares or American Depositary Shares on Nasdaq. While 80% of the Bonus BioGroup shares purchased by Wize will be allocated to the Wize Series B shareholders upon redemption of the Wize Series B shares, Wize will receive 20% of the Bonus stock acquired in the transaction, which is currently valued at approximately $2.5 million based on the last reported sale price of Bonus stock on the TASE on February 19, 2020.

“We are very excited about Wize’s strategic transaction with Bonus BioGroup. Upon redemption of the Series B stock, Wize will own approximately 2.4% in Bonus, which is currently valued at approxumately $2.5 million,” stated Noam Danenberg, CEO of Wize.

Wize recently strengthened its balance sheet by eliminating $1.52 million in convertible loans through a combination of converting $760,000 into equity and the repayment of$760,000 of such loans in November 2019. In addition, in December 2019 Wize raised funds through a $550,000 PIPE.

About Bonus BioGroup

Bonus BioGroup is an Israeli biotechnology company whose highly innovative, proprietary therapeutic platform for healing severe bone defects is strongly positioned to break into the $8 billion global bone rehabilitation market. The company’s BonoFill™ solution which employs novel tissue engineering technology for growing live human bone grafts has been selected by the Israeli Ministry of Science as a technology that will change the world forever, and it is already achieving outstanding success rates in Phase I/II clinical trials. The BonoFill™ solution is a revolutionary approach for personalized treatment of bone defects using live bone grafts created from the patient’s own cells. Patients undergo a simple liposuction procedure to harvest fat tissue, which is then engineered into live bone graft, using Bonus’ proprietary technology. Upon injection into the bone defect, the bone graft grows, connects and matures to become healthy new autologous live bone, while reducing the risk of rejection.

About Wize Pharma

Wize Pharma, Inc. is a clinical-stage biopharmaceutical company currently focused on the treatment of ophthalmic disorders, including DES. Wize has in-licensed certain rights to purchase, market, sell and distribute a formula known as LO2A, a drug developed for the treatment of DES, and other ophthalmological illnesses, including CCh and Sjögren’s syndrome (Sjögren’s) in the US and other territories.

LO2A is currently registered and marketed by its inventor in Germany and Switzerland for the treatment of DES, in Hungary for the treatment of DES, CCH and Sjögren’s and in the Netherlands for the treatment of DES and Sjögren’s. Wize’s strategy involves engaging local or multinational distributors to handle the distribution of LO2A. Wize has finished a Phase II trial of LO2A for patients with CCH ups), demonstrated a statistical significance result enrolled, using a mixed model with repeated measures (MMRM), and is currently conducting a Phase IV study for LO2A for DES in patients with Sjögren’s, expected to publish results in Q1/2020.

Forward Looking Statements

Wize cautions you that statements in this press release and letter to shareholders that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. For example, when we discuss the expected benefits of the transaction with Bonus BioGroup and the potential ownership of Wize in Bonus BioGroup as well as the value of such holdings, we are using a forward-looking statement. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Wize’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility that we will not receive the benefits we planned to achieve from the transaction with BonuS BioGroup; the possibility that we will not be able to successfully operate our joint venture with Cannabics Pharmaceuticals, Inc.; our needs for additional financing; our dependence on a single compound, LO2A and on the continuation of our license to commercialize LO2A; our inability to expand our rights under our license of LO2A; the initiation, timing, progress and results of our trials and product candidate development efforts; our ability to advance LO2A into clinical trials or to successfully complete our preclinical studies or clinical trials; our receipt of regulatory approvals for LO2A, and the timing of other regulatory filings and approvals; the clinical development, commercialization and market acceptance of LO2A; our ability to establish and maintain corporate collaborations; the implementation of our business model and strategic plans for our business and product candidates; the scope of protection we are able to establish and maintain for intellectual property rights covering LO2A and our ability to operate our business without infringing the intellectual property rights of others; estimates of our expenses, future revenues, and capital requirements; competitive companies, technologies and our industry; and statements as to the impact of the political and security situation in Israel on our business. More detailed information about the risks and uncertainties affecting Wize is contained under the heading “Risk Factors” included in Wize’s Annual Report on Form 10-K filed with the SEC on April 1, 2019, and in other filings that Wize has made and may make with the SEC in the future. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Wize does not undertake any obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

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For all investor enquiries, please contact:
Or Eisenberg
Chief Financial Officer
+972-72-260-0536
or@wizepharma.com